EXHIBIT 99

[LOGO] First Interstate BancSystem
               Fourth Quarter 2002 (revised)

To our shareholders,

On January 22, 2003 we informed you of our financial results for fourth quarter and full year 2002. Subsequently we discovered the value of our corporate owned aircraft, which is held for sale, had declined at December 31, 2002. The aviation industry is experiencing a recession which has impacted the value of aircraft. Although the amount of the decline is relatively modest to our results, we have decided to record the impairment in the fourth quarter of 2002. The aftertax impact of the impairment of this asset is $300,000. Following are several tables that reflect revised 2002 results as compared to those previously communicated.

/s/ Lyle R. Knight Lyle R. Knight President Chief Operating Officer	/s/ Terrill R. Moore Terrill R. Moore Chief Financial Officer

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	As originally reported		As adjusted
	Three	Twelve	Three	Twelve
	months	months	months	months
	ended	ended	ended	ended
	December 2002		December 2002

Noninterest expense	33,005	133,316	33,505	133,816
Income before taxes	13,685	54,241	13,185	53,741
Income taxes	4,788	19,447	4,587	19,247
Net income	8,897	34,794	8,598	34,494

NET INCOME AS ADJUSTED (1)	8,897	34,794	8,598	34,494

COMMON SHARE DATA:
Diluted EPS	1.14	4.44	1.10	4.41
Diluted EPS, as adjusted (1)	1.14	4.44	1.10	4.41
Book value		31.30		31.26
Tangible book value		26.50		26.47

SELECTED RATIOS (UNAUDITED)	As originally reported		As adjusted
	Three	Twelve	Three	Twelve
	months	months	months	months
	ended	ended	ended	ended
	December 2002		December 2002

PERFORMANCE(1)
Return on avg common equity	14.72%	14.99%	14.22%	14.86%
Return on avg common equity excl. market adj of securities	14.93%	15.27%	14.42%	15.14%
Return on avg assets	1.00%	1.04%	0.96%	1.03%
Efficiency ratio	67.16%	67.76%	68.18%	68.01%

(1) adjusted for the add back of goodwill amortization net of income tax benefits

Financial Highlights
Three Months ended December 31

	As originally reported		As adjusted
		% Change		% Change
in thousands except per share data	2002	from 2001	2002	from 2001

(unaudited)

OPERATING RESULTS
Net income	$8,897	15.1%	$8,598	11.2%
Net income as adjusted(1)	8,897	8.6%	8,598	4.9%
Diluted earnings per share	1.14	16.3%	1.10	12.2%
Diluted earnings per share as adjusted (1)	1.14	9.6%	1.10	5.8%

PERIOD END BALANCES
Assets	3,559,268	8.6%	3,558,968	8.5%
Common Stockholders’ Equity	244,154	9.9%	243,854	9.8%

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(In thousands)

	As originally reported	As adjusted
	12/31/2002	12/31/2002

ASSETS

Other Assets	97,349	97,049

Total Assets	3,559,268	3,558,968

STOCKHOLDERS’ EQUITY

Common Stockholders’ Equity	244,154	243,854

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	3,559,268	3,558,968